REOFFER PROSPECTUS

                        THE CANTON INDUSTRIAL CORPORATION

                               1,000,000 Shares of
                         Common Stock, $0.001 Par Value

         The shares of common stock, $0.001 par value (the "Common Stock"), included herein (the "Shares"), have been or will be acquired from The Canton Industrial Corporation, a Nevada corporation (the "Company"), pursuant to the 1996 Stock Option Plan and are to be sold by the persons named herein as "Selling Stockholders." The Company will receive an exercise price for Option Shares equal to ninety percent (90%) of the bid price on the day of exercise. Selling Shareholders may offer some or all of the Shares for sale from time to time at prices and terms negotiated in individual transactions, in brokers transactions negotiated immediately prior to sale, or in a combination of the foregoing. The Selling Stockholders and any broker-dealers who participate in selling the Shares may be deemed "underwriters" as defined by the Securities Act of 1933, as amended (the "Securities Act"). Commissions paid or discounts or concessions allowed such broker-dealers, as well as any profit received on resale of the Shares by broker-dealers purchasing for their own accounts may be deemed to be underwriting discounts and commissions. The Selling Shareholders or purchasers of the Shares will pay all discounts, commissions and fees related to the sale of the Shares. The Company has paid the costs of filing this registration statement and reoffer prospectus (this "Prospectus") with the Securities and Exchange Commission (the "Commission") and will pay the costs of registering or qualifying the Shares under the securities laws of any jurisdiction where such registration or qualification is necessary.

         The Common Stock is listed on the Boston Stock Exchange under the symbol "CND." The Common Stock is also traded on the OTC Bulletin Board under the symbol "CICP." On January 18, 1996, the closing sale price for the Common Stock as reported by the Boston Stock Exchange was $1.50 by $1.562.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE PURCHASE OF THESE SECURITIES INVOLVES SUBSTANTIAL RISK. SEE "RISK FACTORS."

         No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus. If any such information is given or any such representation made, the information or representation should not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Shares offered by this Prospectus, nor is it an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby in any jurisdiction where it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances imply that the information in this Prospectus is correct any time subsequent to January 18, 1996, the date of this Prospectus.

         AVAILABLE INFORMATION

         The Company is subject to the informational requirement of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission. The Company has filed in a timely manner all reports required of it for at least the twelve months preceding this filing. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission (the "Commission") in Washington D.C. at 450 Fifth Street, N.W., 20549, and at the following regional offices located at 26 Federal Plaza, Room 1100, New York, New York 10278; 219 Dearborn Street, Room 1228, Chicago, Illinois, 60604; and at 410 Seventeenth Street, Suite 700, Denver, Colorado 80202. Copies of these materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Common Stock is listed on the Boston Stock Exchange. Reports, proxy and information statements, and other information about the Company can be inspected at the offices of the Boston Stock Exchange at One Boston Plaza, Boston, Massachusetts, 02108.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any and all information incorporated by reference into this Prospectus. Requests for such information may be directed to the Company's president, Steven A. Christensen at 268 West 400 South, Suite 300, Salt Lake City, Utah 84101. The Company intends to furnish to its stockholders annual reports, which will contain financial statements audited by independent accountants, and such other reports as it may determine to furnish or as may be required by law.

                                TABLE OF CONTENTS

RISK FACTORS...................................................................3

SELLING SECURITY HOLDERS.......................................................5

USE OF PROCEEDS REALIZED BY THE COMPANY........................................5

PLAN OF DISTRIBUTION...........................................................5

INTERESTS OF NAMED EXPERTS AND COUNSEL.........................................6

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..............................6

DISCLOSURE  OF  COMMISSION   POSITION  ON  INDEMNIFICATION  FOR  SECURITIES  ACT
LIABILITY......................................................................6

SIGNATURES.....................................................................9


         The Company was incorporated in Ohio on July 10, 1984 as The Canton Corporation. The Company changed its name to The Canton Industrial Corporation in May 1991. In March 1993, the Company changed its domicile to Nevada by merging with a Nevada corporation that the Company formed for the sole purpose of redomiciling. Unless the context indicates otherwise, the term the "Company" includes The Canton Industrial Corporation and its consolidated subsidiaries. The Company's principle executive offices are at 268 West 400 South, Suite 300, Salt Lake City, Utah 84101. The Company's telephone number is (801) 575-8073.

                                  RISK FACTORS

         The Shares offered hereby are speculative and involve a high degree of risk. Accordingly, in analyzing this offering, prospective investors should carefully consider the following factors, among others, relating to the Company:

         Shares Eligible for Future Resale. On the 11th day of January 1996, 2,520,534 shares of the currently outstanding shares of Common Stock, excluding the Shares offered hereby, are restricted securities or held by affiliates of the Company, or both. Consequently, these shares may be sold without registration only upon compliance with Rule 144 promulgated under the Securities Act. In general, Rule 144 provides that a person who has held restricted securities for two years may sell limited amounts of those securities under certain conditions. During any three month period, such persons may sell an amount of securities not exceeding the greater of one percent of the outstanding Common Stock or the average weekly trading volume during the four weeks prior to the sale. Persons who are not affiliates of the Company and have held restricted securities for three years are not subject to these volume limitations. Sales of substantial amounts of Common Stock by security holders under Rule 144, or otherwise, or even the potential for such sales, might depress the price for Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

         Dependence on Management. The Company has been largely dependent upon the efforts of its management including, Richard D. Surber, the Company's Chief Executive Officer and a consultant to the Company, Allen Wolfson. Allen Wolfson has control of the Company. See "Control by Management." No assurances can be given that Mr. Surber or Mr. Wolfson will continue to be able to serve the Company with the same levels of commitment or in the same capacities as the are now serving. If the Company were to lose the services of any of these key persons, its business could be adversely affected. The Company has from time to time relied on Mr. Wolfson and Mr. Surber, or entities under their control, to provide working capital when the Company has experienced cash shortages. No assurances can be given that Mr. Wolfson or Mr. Surber will continue to assist the funding of the Company.

         Actual or Potential Conflicts of Interest. There may be actual or potential conflicts of interest between the Company and its affiliates, including management with respect to: management and consulting agreements; appropriation of corporate opportunities; sales or exchanges of assets; and debt conversion and settlement agreements. See "Item 12 - Certain Relationships and Related Transactions" in the Company's annual report on Form 10-KSB for the year ended December 31, 1994, and Note 9 to the Consolidated Financial Statements included in that annual report. The Company's annual report on Form 10-KSB for the year ended December 31, 1994 is hereby incorporated by this reference into this Prospectus.

         Control by Management. Irrespective of this offering's completion, the Company will still be controlled by Richard D. Surber and Allen Wolfson. Richard
D. Surber is the sole shareholder, director and officer of Investment Sanctuary Corporation, which has an option to purchase a quantity of shares equal to 25% of the Company's then-existing number of issued and outstanding shares of common stock. Allen Z. Wolfson is the sole shareholder of A-Z Professional Consultants, Inc., which has an option to purchase a quantity of shares equal to 26% of the Company's then-existing number of issued and outstanding shares of common stock. Richard Surber is the sole officer and director of A-Z Professional Consultants and also is the nephew of Allen Wolfson. See the Form 8-K filed with the SEC by the Company on January 3, 1996, for more information relating to these stock option agreements. Richard Surber and Allen Wolfson therefore possess the power to direct or cause the direction of the Company's policies and management. See "Selling Stockholders."

         Limited Offering History; Operating Losses. The Company's operating history in its present lines of business is limited. From approximately 1984 to 1991 the Company was engaged in the steel fabrication business and manufacturing industrial parts and components for equipment manufacturers and end users in the public and private sectors. From November 1992 to October 1993 the Company unsuccessfully attempted to enter the tire recycling business. The Company's present business consists of providing financial consulting services and investing in undervalued real estate. The Company has recognized operating profits in only one of the past three years. Although management is optimistic about the future, there can be no assurances that the Company will become profitable. In 1994 and 1993 the Company had net losses from operations of $629,107, and $1,468,865, respectively. For the nine months ended September 30, 1995, the Company had a net loss of $79,946.

         Nature of the Company's Business. The nature of the Company's business is inherently risky. The Company is an international holding company that provides financial consulting services and invests in real estate through its subsidiaries. The Company intentionally seeks properties, businesses or markets that are undervalued, troubled or currently out of favor. The Company's financial consulting clients are often financially troubled or start-up ventures. Therefore, the Company negotiates its fees on an individual basis and permits clients to pay in securities of the client company, cash or a combination of securities and cash. Properties that the Company owns or seeks to invest in are often undervalued, subject to substantial liabilities, including contingent liabilities, and/or generate low or marginal cash flow. Because of these risks, no assurances can be given that the Company will be able to operate at profitable level.

         Litigation and Contingent Liabilities. The Company has been sued by Xeta Corporation, an Oklahoma corporation, for recovery of consulting fees that ATC II, Inc. paid to the Company. The Company is also contingently liable for environmental hazards that exist or may exist on real properties owned by, or formerly owned by, the Company or its consolidated subsidiaries. These potential liabilities could, if realized, have a materially adverse effect on the Company's financial condition and its ability to conduct business. See "Item 3 - Legal Proceedings" in the Company's annual report on Form 10-KSB for the year ended December 31, 1994 and Note 13 to the Consolidated Financial Statements included in that annual report. The Company is also involved in other litigation in various parts of the United States as both plaintiff and defendant.

         No Dividends. The Company has not paid dividends on its common stock since its inception and does not intend to pay any dividends to stockholders in the foreseeable future. Management intends to reinvest future profits, if any, to develop and expand the business.

         Possible Need for Additional Funding. To date the Company has financed operations and expansion primarily from operating cash flows, private placements of the Common Stock and loans from affiliates. Management believes these sources will cover operating expenses and the Company's anticipated obligations during the next 12 months. Thereafter, the Company may require additional financing. The Company can give no assurances that it will be able to obtain external financing on favorable terms, or at all. If the Company is unable to obtain additional financing, management's ability to meet its goals could be affected in a material adverse manner.

                            SELLING SECURITY HOLDERS

         For the purposes of this Prospectus, the "Selling Security Holders" refer to Steven A. Christensen1, Susan S. Waldrop2, and Kevin S. Woltjen3. Aside from 2900 restricted shares of Common Stock owned by Ms. Waldrop, that were given to her by the Company in April 1995 as a performance bonus, the Selling Security Holders currently own no shares of the Company's stock. Ms. Waldrop is not including the 2900 restricted shares in this Prospectus. This Prospectus is being filed as part of an initial Form S-8 Registration Statement for the Selling Security Holders who will be acquiring, reoffering and reselling shares of the Common Stock. The Selling Security Holders will acquire shares pursuant to options granted under the 1996 Stock Option Plan of The Canton Industrial Corporation. Pursuant to General Instruction C(3)(a) of Form S-8 of the Securities Act, as amended, this prospectus on refers to the Selling Security Holders in a generic manner; however, later, as the amounts of securities to be reoffered become known, the Company will supplement this Prospectus with that information pursuant to Rule 424(b) (ss.230.424(b)).

                     USE OF PROCEEDS REALIZED BY THE COMPANY

         The Company will receive proceeds from the reoffer and resale of the securities included herein. All Employees of the Company who receive options must pay the Company an exercise price equal to ninety percent (90%) of the bid price on the day of exercise. The Company intends to use proceeds realized from the exercise price payments to reduce its outstanding liabilities.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may sell the Shares from time to time in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders expect to employ brokers or dealers in order to sell the Shares. Brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in effecting sales. Brokers or dealers will receive commissions or discounts from the Selling Stockholders or from purchasers in amounts to be negotiated immediately prior to the sale, but which are not expected to deviate from usual and customary brokers' commissions.

         There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Shares registered pursuant to this Prospectus.

         Neither the Company nor Selling Stockholders expect to compensate any finders to assist in the sales of the Shares.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         The Company's vice-president, Kevin S. Woltjen, prepared a substantial part of this registration statement and is included herein as a selling shareholder. For more information on this subject, see "Selling Security Holders." No other expert is named as preparing or certifying all or part of the registration statement to which this prospectus pertains, and no counsel for the Company who is named in this prospectus as having given an opinion on the validity of the securities being offered hereby was hired on a contingent basis or has or is to receive, in connection with this offering, a substantial interest, direct or indirect, in the Company.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents that the Company filed with the Commission are hereby incorporated by reference into this Prospectus:

         1. The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1994, which contains financial statements of the Company for that fiscal year;

         2. The Company's quarterly reports on Form 10-QSB for the quarters ended September 30, 1994, December 31, 1994, March 31, 1995, June 30, 1995, and September 30, 1995; and

         3. The description and specimen certificate of the Common Stock contained in the Company's Form S-18 Registration Statement filed on January 21, 1986 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference into this Prospectus.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                            SECURITIES ACT LIABILITY

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the immediately subsequent provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Article Eighth of the Company's Restated Articles of Incorporation provides that no officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided by Section
78.037 of the Nevada Revised Statutes. Section 78.037 provides that:

         "The articles of incorporation may contain: [a] provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for: (a) [a]cts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) [t]he payment of distributions in violation of NRS 78.300.

         Article VI, Section 9 of the Company's By-Laws provide that the Company shall indemnify its officers and directors for any lability, including reasonable costs of defense, arising out of any act or omission on behalf of the corporation, to the fullest extent permitted by Nevada law.

         Under Nevada Revised Statutes ("N.R.S.") Section 78.751(3), Nevada corporations must indemnify directors, officers, employees or agents who are parties to legal actions by reason of their positions with the corporation to the extent they are successful in defense of any claim, issue or matter therein. This mandatory indemnification applies to expenses actually and reasonably incurred defending the action, including attorneys' fees.

         Nevada law permits corporations to indemnify a director, officer, employee or agent in situations where indemnification is not mandatory, provided the officer or director satisfies certain statutory standards of conduct and indemnification is proper under the circumstances. The standard of conduct required and level of indemnification permitted depend on whether the action, proceeding or suit is civil or criminal and whether it is maintained by or in the right of the corporation. In actions other than those by or in the right of the corporation, N.R.S. Section 78.751(1) permits a corporation to indemnify directors or officers against actual and reasonable expenses, including attorneys fees, judgments, fines and settlement payments. In civil cases, the officer or director meets the applicable standard of conduct if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. In criminal cases, an officer or director meets the standard of conduct if he or she had no reasonable cause to believe his or her conduct was unlawful.

         In actions by or in the right of the corporation, N.R.S. Section 78.751(2) provides that a corporation may indemnify an officer or director against actual and reasonable expenses, including attorneys' fees and settlement payments, provided the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and indemnification is proper under the circumstances. A Nevada corporation cannot indemnify a director, officer, employee or agent adjudged liable to the corporation on any claim, issue or matter unless, and to the extent, the court determines that despite the adjudication of liability, and in light of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         In all cases, except those in which a court orders indemnification or the Company advances expenses pursuant to N.R.S. Section 78.751(5), the determination of whether indemnification is proper under the circumstances must be made by the stockholders, by a quorum of disinterested directors, or, in certain situations, by independent legal counsel.

         Under N.R.S. Section 78.715(5), a Nevada corporation may provide, either in its articles, bylaws or agreements, that the corporation will pay officers' and directors' defense expenses as they are incurred and prior to a final disposition. Such provisions must make advancement contingent upon the corporation's receipt of an undertaking by or on behalf of the director or officer to repay advancements if a court of competent jurisdiction ultimately determines that the officer or director is not entitled to indemnification.
Section 78.715(5) does not affect advancement rights to which corporate personnel other than directors and officers may be entitled under contract or otherwise by law.

         Nevada law does not exclude other indemnification or advancement rights to which a person may be entitled under the articles of incorporation, the bylaws, an agreement, a vote of shareholders or disinterested directors, or otherwise. However, unless ordered to do so by a court of competent jurisdiction, a corporation cannot indemnify an officer or director or advance payment to or behalf of an officer or director (except pursuant to Section 78.715(5)) if a final adjudication establishes the officer's or director's acts or omissions involved intentional misconduct, fraud or known violation of the law and were material to the cause of action.

         The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to Nevada Revised Statutes Section 78.751 (1993), Article Nine, Section VI of the Corporation's By-Laws, as amended, and Article Eighth of the Company's Restated Articles of Incorporation.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the board of directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.




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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on this 19 day of January 1996.

                                           The Canton Industrial Corporation


                                           By  /s/ Steven A. Christensen
                                           Steven A. Christensen, President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Surber, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                          Title                        Date


/s/ Steven A. Christensen          President                    January 19, 1996
Steven A. Christensen


/s/ Susan S. Waldrop               Chief Financial Officer      January 19, 1996
Susan S. Waldrop                   Secretary, Treasurer


/s/ Richard D. Surber              Chief Executive Officer,     January 19, 1996
Richard D. Surber                  Director


/s/ Philip Lamb                    Director                     January 19, 1996
Philip Lamb


/s/ Lorin Pace                     Director                     January 19, 1996
Lorin Pace


1 Steven A. Christensen is the Company's President and was appointed to this position on August 17, 1995. Mr. Christensen has been employed in the Company's compliance department since January 1995.

2 Susan S. Waldrop is the Company's Chief Financial Officer and its Secretary/Treasurer and was appointed to these positions on October 24, 1995. Ms. Waldrop has been employed in the Company's accounting department since June 1994.

3 Kevin S. Woltjen is the Company's Vice-President and was appointed to this position on August 17, 1995. Mr. Woltjen has been employed in the Company's compliance department since December 1994.